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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Click Commerce, Inc.:

        We consent to the incorporation by reference in this registration statement on Form S-3 of Click Commerce, Inc. of our reports dated March 21, 2005, relating to the consolidated balance sheets of Click Commerce, Inc. as of December 31, 2004 and 2003, and the consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004 and the related consolidated financial statement schedule, which reports are included in the December 31, 2004 annual report on Form 10-K of Click Commerce, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chicago, Illinois March 21, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM